Exhibit 10.29

INVESTOR RIGHTS AGREEMENT

DATED AS OF AUGUST 18, 2006

BY AND AMONG

ONCURE HOLDINGS, INC.

AND

THE STOCKHOLDERS NAMED HEREIN

TABLE OF CONTENTS

		Page
Section 7.	Covenants of the Company	23
7.1	Financial Reports	23
7.2	Additional Information; Board Observer Rights	24
7.3	Confidentiality	17

TABLE OF CONTENTS

Page
11.13	Multiple Counterparts	46

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of August 18, 2006 by and among OnCure Holdings, Inc., a Delaware corporation (the “Company”), Genstar Capital Partners IV, L.P., a Delaware limited partnership (“Genstar IV”), Stargen IV, L.P., a Delaware limited partnership (“Stargen IV” and, together with Genstar IV, the “Genstar Parties”), each of the Person(s) identified as an “Additional Investor” on Schedule A hereto (the “Additional Investors”) and Florida Radiation Oncology Group, Florida general partnership (“FROG”). The stockholders identified on Schedule A hereto and any other Person (as defined below) who becomes a stockholder of the Company after the date hereof and executes a counterpart to this Agreement are collectively referred to as the “Stockholders” and individually as a “Stockholder.”

RECITALS

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), the Company is authorized to issue up to an aggregate of 50 million shares of Common Stock (as defined below) and one million shares of Preferred Stock (as defined below);

WHEREAS, on or prior to the date hereof, the Company has issued shares of Common Stock and Preferred Stock to the Genstar Parties, and Common Stock to certain Additional Investor in an amount set forth on Schedule A hereto pursuant to that certain Genstar Subscription Agreement, dated as of August 18, 2006, by and among the Company, the Genstar Parties, and such Additional Investors (the “Genstar Subscription Agreement”);

WHEREAS, the execution and delivery of this Agreement (the “Closing”) is a condition to the closing of the transactions contemplated by the Genstar Subscription Agreement;

WHEREAS, on or prior to the date hereof, the Company has issued shares of Common Stock to Ares Capital Corporation (“Ares”) and Caisse de depOt et placement du Quebec (“CDPQ”) in an amount set forth on Schedule A hereto pursuant to that certain Investor Subscription Agreement, dated as of August 18, 2006, by and among the Company, Ares and CDPQ (the “Investor Subscription Agreement”);

WHEREAS, the execution and delivery of this Agreement by the Company and the parties hereto is a condition to the closing of the Investor Subscription Agreement;

WHEREAS, on or prior to the date hereof, the Company has issued the number of shares of Common Stock or options to purchase shares of Common Stock to certain Additional Investors in an amount set forth on Schedule A hereto; and

WHEREAS, the Stockholders desire to make arrangements among themselves with respect to certain matters relating to the Company, including the management of the Company and the imposition of certain restrictions on and obligations with respect to the Transfer (as defined below) of the shares of Common Stock of the Company now owned or hereafter acquired by the Stockholders and such other matters as are addressed herein, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Additional Investors” shall have the meaning set forth in the preamble.

“Affiliate” means, with respect to a Stockholder, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Stockholder. For purpose of the foregoing, “controls,” “controlling,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the preamble. “Ares” shall have the meaning set forth in the recitals. “Board” means the Board of Directors of the Company.

“Capital Stock” means (i) any Common Stock or Preferred Stock, (ii) any Warrants, (iii) any Common Stock issued or issuable directly or indirectly upon exercise of Warrants or conversion of Preferred Stock, (iv) any other equity security that may be issued from time to time by the Company and (v) any equity security issued or issuable with respect to the securities referred to in clauses (i), (ii), (iii) and (iv) above by way of any dividend, split or the like, or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization.

“CDPQ” shall have the meaning set forth in the recitals. “Certificate” shall have the meaning set forth in the recitals. “Closing” shall have the meaning set forth in the recitals.

“Common Stock” shall mean any shares (whether voting or non-voting) of any class of common stock of the Company now or hereafter authorized.

“Company” shall have the meaning set forth in the preamble.

“Competitor” means the business of, or Person that is engaged in the business of, or any business activity that is the same as or similar to, or competitive (directly or indirectly) with the business of, providing radiation therapy, medical oncology and related oncology services and providing physician practice management services for medical and radiation oncologists engaged in by the Company, its Subsidiaries and/or their respective Affiliates.

“Demand Notice” shall have the meaning set forth in Section 8.1(i). “Demand Registration” shall have the meaning set forth in Section 8.1(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Family Group” means as to any natural Person, his or her current spouse, parents, parents-in-law, grandparents, children, siblings, and grandchildren, whether by marriage, birth or adoption, and any trust or estate, all of the beneficiaries of which consist of such Person or members of such Person’s Family Group.

“FROG” shall have the meaning set forth in the preamble.

“FROG Designee” shall have the meaning set forth in Section 9.1(i)(a).

“Fully Electing Stockholder” shall have the meaning set forth in (i) Section 4.3 with respect to Section 4 only, and (ii) Section 6.2 with respect to Section 6 only.

“Genstar Approved Sale” shall have the meaning set forth in Section 3.1. “Genstar Designees” shall have the meaning set forth in Section 9.1. “Genstar IV” shall have the meaning set forth in the preamble.

“Genstar Parties” shall have the meaning set forth in the preamble, and also shall include any Transferee of a Genstar Party who agrees to be bound by the terms of this Agreement pursuant to Section 2.3.

“Genstar Significant Stockholder” means each Genstar Party and any Affiliate of a Genstar Party that holds Capital Stock (other than the Company), so long as the Genstar Parties and all such Affiliates hold, directly or indirectly, an aggregate of at least five percent (5%) of the total amount of Capital Stock then outstanding.

“Genstar Subscription Agreement” shall have the meaning set forth in the recitals.

“Holder” means the Stockholders and any Person to whom registration rights have been assigned pursuant to Section 8.9.

“Investor Subscription Agreement” shall have the meaning set forth in the recitals.

“NASD” means the National Association of Securities Dealers, Inc. “New Issuance Notice” shall have the meaning set forth in Section 6.2.

“New Securities” shall have the meaning set forth in Section 6.5.

“Offered Shares” shall have the meaning set forth in Section 4.1.

“Participant” shall have the meaning set forth in Section 5.1.

“Parties” means the Company, the Genstar Parties and any other Stockholder.

“Permitted Transfer” shall have the meaning set forth in Section 2.1.

“Permitted Transferee” shall have the meaning set forth in Section 2.1.

“Person” means an individual, a partnership, limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a business or charitable organization, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other legal entity of any kind.

“Piggyback Notice” shall have the meaning set forth in Section 8.3(i).

“Piggyback Registration” shall have the meaning set forth in Section 8.3(i).

“Preferred Stock” shall mean any shares of the Company’s Series A preferred stock, par value $0.001 per share.

“Pro Rata Portion” shall have the meanings set forth in (i) Section 3.4 with respect to Section 3 only, (ii) Section 4.3 with respect to Section 4 only, (iii) Section 5.2(iii) with respect to Section 5 only and (iv) Section 6.6 with respect to Section 6 only.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

“Public Offering” means the issuance and sale of equity securities of the Company to the public pursuant to a registration statement under the Securities Act which has been declared effective by the SEC.

“Qualified Public Offering” means a firmly underwritten Public Offering (which may be the initial Public Offering) as a result of which the common equity of the Company shall have an aggregate value, based on the price of such securities offered to the public, of at least $150,000,000; provided, however, that the term “Qualified Public Offering” shall not include any Public Offering (i) relating to any Capital Stock or other rights to acquire any such Capital Stock issued or granted or to be issued or granted primarily to directors, officers or employees of the Company, (ii) filed pursuant to Rule 145 under the Securities Act or any successor or similar provision, (iii) relating to any employee benefit plan or interests therein or (iv) relating solely to any shares of debt securities of the Company.

“Registrable Securities” means all Common Stock issued or issuable by the Company (including all Common Stock issuable upon conversion of any Preferred Stock), and any securities of the Company that may be issued or distributed with respect to, or in exchange or substitution for, or conversion of, any such Common Stock in connection with a stock dividend, stock split or other distribution, merger, consolidation, recapitalization or reclassification or otherwise; provided, however, that any Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Securities are distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) such Registrable Securities shall have been otherwise transferred to a Person other than a Holder.

“Registration” means a Demand Registration or a Piggyback Registration.

“Registration Expense” shall have the meaning set forth in Section 8.6.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Requesting Party” shall have the meaning set forth in Section 8.1(i).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Significant Stockholder” means (i) CDPQ for so long as CDPQ holds at least a majority of the Common Stock initially acquired by it (subject to adjustments for stock splits, combinations and similar events), (ii) Ares for so long as Ares holds at least a majority of the Common Stock initially acquired by it (subject to adjustments for stock splits, combinations and similar events), (iii) any Genstar Significant Stockholder, and (iv) any Stockholder (including any Affiliate of such Stockholder that holds Capital Stock, other than the Company) that holds, directly or indirectly at least ten (10)% of the total amount of Capital Stock then outstanding.

“Stargen IV” shall have the meaning set forth in the preamble.

“Stockholders” shall have the meaning set forth in the preamble.

“Stock Option Plan” shall mean a stock option plan established by the Board pursuant to which the Board would be authorized to issue stock options to employees and other eligible participants as specified therein.

“Subsidiary” of a Person, shall mean any other Person 50% or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by such Person (directly or indirectly through one or more Subsidiaries).

“Subsidiary Board” shall have the meaning set forth in Section 7.2.

“Transfer” shall mean to, directly or indirectly, (i) sell, transfer, assign, gift, pledge, hypothecate, encumber or otherwise dispose of, (ii) issue, sell or grant any Warrant or other right to do or cause to be done any of the foregoing, (iii) enter into or grant any proxy with respect to any voting or similar arrangement (whether with or without consideration and whether voluntarily or by operation of law) or (iv) any other transfer of beneficial ownership whether voluntary or involuntary, including without limitation (i) as part of any liquidation of assets or (ii) as part of any reorganization pursuant to the United States or other bankruptcy laws or other similar debtor relief laws. “Transferred” shall have the correlative meaning.

“Transfer Notice” shall have the meaning set forth in Section 4.1. “Transferring Holder” shall have the meaning set forth in Section 4.1.

“Underwritten Registration” or “Underwritten Offering” means a sale of securities of the Company to an underwriter for re-offering to the public.

“Warrants” means any warrants, options, any securities of the Company or any Subsidiary of the Company which are convertible into, or other contractual or purchase rights to acquire any, Common Stock or other equity securities issued, issuable or to be issued by the Company or any Subsidiary of the Company.

Section 2. General Restrictions on Transfer of Capital Stock and Other General Provisions.

2.1                                   Transfer of Capital Stock. Subject to this Section 2, no Holder shall Transfer any of its Capital Stock at any time without the prior written consent of the Board. Notwithstanding the restrictions set forth in the immediately preceding sentence, but subject to Sections 2.2, 2.3 and 2.4, the following Transfers are permitted without the consent of the Board: (i) any Transfer of Capital Stock to the Company, provided that, any such Transfer by Genstar Parties shall only be a Permitted Transfer (as defined below) if all other Stockholders are provided with an opportunity to participate in such Transfer on a pro rata basis according to the relative number of shares of Capital Stock, on a fully diluted basis, held by the Genstar Parties and the participating Stockholders and on the same terms and conditions as the Genstar Parties, (ii) any Transfer of Capital Stock by any Stockholder who is a natural Person to a member of such transferor’s Family Group, including pursuant to applicable laws of descent and distribution, (iii) any Transfer of Capital Stock pursuant to a Public Offering or pursuant to Rule 144 of the Securities Act, (iv) any Transfer of Capital Stock to an Affiliate (for so long as such Affiliate remains an Affiliate of the transferor), (v) any Transfer of Capital Stock by the Genstar Parties as a distribution or other Transfer to any of their respective Affiliates, partners or members pursuant to the terms of the partnership, limited liability company or other applicable agreement governing distributions or transfers between each such Genstar Party and its respective Affiliate, (vi) any other Transfer completed in compliance with Section 3 hereof,

(vii) any other Transfer completed in compliance with Section 4 hereof, and (viii) any other

Transfer completed in compliance with Section 5 hereof, each such Transfer, a “Permitted Transfer” and each such transferee, a “Permitted Transferee”), provided, however, that if any Capital Stock is Transferred to an Affiliate and such Affiliate ceases to be an Affiliate of the transferor at any time thereafter, then such transferor and such transferee shall be in material breach of this Agreement with respect to all Capital Stock held by either of them (provided, that such material breach may be cured by Transferring such Capital Stock to an Affiliate of the transferor). Any attempt to Transfer any Capital Stock not in compliance with this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company’s stock records to such attempted Transfer.

2.2                                  Restrictions on Transfer. Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer to any Person shall be null and void if:

(i)                                     such Transfer may require the registration of such Transferred Capital Stock pursuant to any applicable federal or state securities laws;

(ii)                                  such Transfer may subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(iii)                                                                               such Transfer may result in a violation of applicable laws;

(iv)                                                                              such Transfer is made to any Person who lacks the legal right, power or capacity to own such Capital Stock;

(v)                                                                                 such Transfer is made by a Stockholder to a Competitor without the prior written consent of the Board, which consent may be given or withheld in the Board’s sole and absolute discretion; or

(vi)                              the Company does not receive written instruments (including copies of any instruments of Transfer and such Person’s consent to be bound by this Agreement) that are in a form satisfactory to the Board (in its sole and absolute discretion).

2.3                                  Agreement to be Bound. Any Transfer of Capital Stock by any holder thereof who is then a party to this Agreement shall be subject to the condition that the transferee shall agree in writing to be bound by the terms of this Agreement, and such transferee shall execute and deliver to the Company and the other Parties a counterpart of this Agreement.

2.4                                  Legends. Each agreement or certificate (if any) evidencing any Capital Stock and each agreement or certificate (if any) issued in exchange for or upon the transfer of any Capital Stock shall be stamped or otherwise imprinted with legends in substantially the following form:

“THE SALE, TRANSFER, HYPOTHECATION, NEGOTIATION, PLEDGE,

ASSIGNMENT, ENCUMBRANCE OR OTHER DISPOSITION OF THIS SHARE CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY

ARE RESTRICTED BY AND ARE SUBJECT TO ALL OF THE TERMS, CONDITIONS AND PROVISIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT, DATED AS OF AUGUST 18, 2006, BY AND AMONG THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY PARTY THERETO, ‘WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

2.5                                      Termination. Section 2.1 shall terminate upon the consummation of a Qualified Public Offering.

Section 3. Bring-Along Rights.

3.1                                      Bring-Along Right. If the Genstar Parties propose the Transfer, and the Board approves such Transfer, of Capital Stock equaling at least fifty (50)% of the Capital Stock collectively held (directly or indirectly) by the Genstar Parties to a purchaser that is not an Affiliate of any Genstar Party or the Company, in each case by way of any sale of Capital Stock, merger, consolidation, business combination, reorganization or recapitalization (each, a “Genstar Approved Sale”), each other Stockholder shall, upon the request of such Genstar Party (provided, that such request is made to each other Stockholder), (i) vote for, consent to, raise no objections to, and take all actions required, necessary or desirable in connection with the consummation of the Genstar Approved Sale as reasonably requested by such Genstar Party; (ii) Transfer the Pro Rata Portion of its Capital Stock being Transferred in such Genstar Approved Sale on the same terms and conditions approved by the Board and applicable to such Transfer by the Genstar Parties (including the payment of the same consideration per share for each share of Capital Stock sold and as otherwise provided in Section 3.2 below); and (iii) agree to become a party to any proposed agreement for the sale of such shares and to execute any agreement, certificate or other documents required to be executed in connection with such sale. The Genstar Parties shall provide each Stockholder with written notice at least ten (10) business days prior to the proposed date of consummation of the Genstar Approved Sale, which notice shall describe in reasonable detail the proposed Genstar Approved Sale, including the identity of the proposed transferee, the amount (by class, series or type, as applicable) of Capital Stock proposed to be Transferred to the transferee, the consideration for each class, series or type of Capital Stock being Transferred, any other material terms of the proposed Transfer and the date the Genstar Approved Sale is proposed to be consummated. If such other Stockholders fail to comply with the provisions of this Section 3.1, the Genstar Parties shall be entitled to treat such failure as a breach of this Agreement for which the Genstar Parties shall be entitled to specific performance and/or damages. If the Genstar Parties have the option under the Purchase Agreement to elect the form and amount of consideration to be received in connection with a Genstar Approved Sale, all other Stockholders shall be given the same option.

3.2                                 Conditions. The obligations of the Stockholders with respect to the Genstar Approved Sale are subject to the conditions that, upon the consummation of the Genstar Approved Sale, each Stockholder (in his, her or its capacity as a holder of Capital Stock) shall have the right to receive the same terms and conditions with respect to each separate class, series or type of Capital Stock and form of consideration with respect to such Capital Stock as are received by the Genstar Parties, and no Genstar Party or Affiliate of a Genstar Party shall receive any consideration in the form of a closing fee, transaction fee, payment for non-competition agreement or for services under a consulting agreement, or any similar arrangement (other than payment of an Advisory Fee in connection with a Disposition, as such terms are defined in the Advisory Services Agreement between Genstar Capital, LLC and OnCURE Medical Corp., in an amount not to exceed that payable with respect to such Disposition pursuant to the provisions of such Advisory Services Agreement as in effect at Closing), unless such consideration is apportioned among all of the Stockholders on a pro rata ownership basis as though such consideration were for the purchase of each share of Capital Stock to be sold in such Genstar Approved Sale.

3.3                                 Terms of Bring-Along. Each selling Stockholder shall bear, and shall not be required to bear more than, his, her or its proportional share (based upon the consideration to be received for its Capital Stock to be Transferred) of the costs of such Genstar Approved Sale to the extent such costs are incurred for the benefit of all selling Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by Stockholders on their own behalf in connection with the Genstar Approved Sale will not be considered costs of the Genstar Approved Sale and shall be borne entirely by such Stockholders. Costs incurred by the Company and costs incurred by the Genstar Parties for the collective benefit of all selling Stockholders, in connection with the Genstar Approved Sale and not otherwise paid by the acquiring party shall be borne by the Company. Each Stockholder participating in a Genstar Approved Sale shall be obligated to join on a proportional share basis (based on the consideration to be received for its Capital Stock to be Transferred) in any indemnification or other obligations that are part of the terms and conditions of the Genstar Approved Sale (other than any such obligations that relate specifically to a particular Stockholder). Notwithstanding anything to the contrary in the foregoing, (i) such Stockholder’s indemnification obligations in connection with any Genstar Approved Sale shall be several (and not joint and several) and no Stockholder shall be obligated to agree to indemnify or hold harmless the transferees in an amount in excess of the net proceeds paid or payable to such Stockholder in connection with the Genstar Approved Sale, (ii) the representations and warranties to be given by a Stockholder regarding such Stockholder shall be limited to representations and warranties regarding such Stockholder’s title to and ownership of Capital Stock, organization, authority and enforceability, conflicts with such Stockholder’s organizational documents and material agreements and brokers and finders retained by such Stockholder, and (iii) no Stockholder shall be required in connection with the Genstar Approved Sale to agree to be subject to any non-competition provisions or other provisions that restrict such Stockholder’s ability to invest in any Person.

3.4                                  Pro Rata Portion. For purposes of this Section 3, “Pro Rata Portion” shall mean, a portion of such Stockholder’s Capital Stock equal to the product of (i) all of the Stockholder’s Capital Stock multiplied by (ii) a fraction whose numerator is the total amount of Capital Stock being Transferred by the Genstar Parties in such Genstar Approved Sale and whose denominator is the total amount of Capital Stock then held (prior to giving effect to such Genstar Approved Sale) by the Genstar Parties.

3.5                                  Exclusions. This Section 3 shall not apply to any Permitted Transfers (excluding clause (vi) of the definition of Permitted Transfers),

3.6                                  Termination. This Section 3 shall terminate upon the consummation of a Qualified Public Offering.

Section 4. Right of First Refusal.

4.1                                  Transfer Notice. Subject to Section 2, in the event that any Stockholder proposes to effect a Transfer of Capital Stock (a “Transferring Holder”), the Transferring Holder shall promptly give written notice (the “Transfer Notice”) to the Company, the Genstar Parties and each other Stockholder at least forty-five (45) days prior to the closing of such proposed Transfer; provided, however, that this Section 4 shall not apply to a proposed Transfer of Capital Stock by the Genstar Parties. The Transfer Notice shall describe in reasonable detail the proposed Transfer including the identity of the proposed transferee, the amount (by class, series or type, as applicable) of Capital Stock proposed to be Transferred to the transferee (the “Offered Shares”), the purchase price for each class, series or type of Capital Stock being Transferred, any other material terms of the proposed Transfer and the date the Transfer is proposed to be consummated.

4.2                                  Company Right. The Company shall have an option for a period of ten (10) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same terms and conditions described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all (or a portion of) the Offered Shares by notifying the Transferring Holder in writing before expiration of such ten (10) day period as to the number of Offered Shares which it wishes to purchase. If the Company gives the Transferring Holder notice that it desires to purchase Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 4.4. If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 4.2 within the period provided, the Offered Shares shall be subject to the option granted to the Genstar Parties and the other Stockholders pursuant to this Agreement.

4.3                                           Genstar Parties’ and Other Stockholders’ Right. If the Company elects not to exercise, or fails to exercise in a timely manner, the Company’s option to purchase all of the Offered Shares pursuant to Section 4.2 within the ten (10) day period from the

Company’s receipt of the Transfer Notice, before the Transferring Holder may sell the Offered Shares pursuant to the Transfer Notice, the Genstar Parties and the other Stockholders shall have an option for a period of twenty (20) days after the termination of the Company’s option period under Section 4.2 above, to elect to purchase such Stockholder’s Pro Rata Portion of any Offered Shares which were not purchased by the Company at the same price and subject to the same terms and conditions described in the Transfer Notice. The Genstar Parties and the other Stockholders may exercise such purchase option and, thereby, purchase all (or a portion of) such Stockholder’s Pro Rata Portion of the remaining Offered Shares by notifying the Transferring Holder in writing before expiration of such twenty (20) day period as to the number of Offered Shares which such Genstar Party and the other Stockholders wish to purchase. If any Stockholder does not elect to purchase all of his, her or its Pro Rata Portion of such remaining Offered Shares, the remaining Stockholders who have elected to purchase at least their Pro Rata Portion of such remaining Offered Shares (each, a “Fully Electing Stockholder”) shall have an additional five (5) days in which to notify the Company that they additionally elect to purchase up to their Pro Rata Portion of the Offered Shares (or such other number as the Fully Electing Stockholders may mutually agree upon) not elected to be purchased by the non-Fully Electing Stockholders. If a Genstar Party or other Stockholder gives the Transferring Holder notice that it desires to purchase such remaining Offered Shares, then payment for such Offered Shares shall be by check or wire transfer, against delivery of such Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Genstar Parties’ and the other Stockholders’ receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 4.4. As used in this Section 4.3, the term “Pro Rata Portion” shall mean, with respect to each Stockholder, the product of (i) the Offered Shares multiplied by (ii) the fraction whose numerator is the total amount of Capital Stock then held by such Stockholder, and whose denominator is (y) the total amount of Capital Stock then issued and outstanding less (z) the shares of Capital Stock held by the Transferring Holder.

4.4                                   Valuation of Property. Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Genstar Parties and any participating Stockholders) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Transferring Holder and the Company (or the Genstar Parties) cannot agree on such cash value within ten (10) days after the identity of the purchaser(s) of the Offered Shares is determined pursuant to Sections 4.2 and 4.3, the valuation shall be made by an appraiser of recognized standing selected by such Transferring Holder and the Company (or the Genstar Parties) or, if they cannot agree on an appraiser within twenty (20) days after the identity of the purchaser(s) of the Offered Shares is determined pursuant to Sections 4.2 and 4.3, the Transferring Holder and the Company (or the Genstar Parties) shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. Any participating Stockholder agrees to be bound by, and will not object to, the appraisal as determined by any appraiser selected in accordance with this Section 4.4. The cost of such appraisal shall be shared equally by the Transferring Holder and the Company (or the Genstar Parties and any other Stockholder who participates). If the time for the closing of the Company’s purchase or the Genstar Parties’ and the other Stockholders’ purchase would have passed (i.e., forty-five (45) days after the receipt of the Transfer Notice) but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

4.5                                    Failure to Exercise Right of First Refusal; Additional Transfers. If the Transferring Holder shall not have completed the Transfer of the Capital Stock covered by the Transfer Notice within one-hundred eighty (180) days following delivery to the Company of such Transfer Notice, then after such one-hundred eighty (180) day period, any proposed Transfer of such Capital Stock by the Transferring Holder shall again be subject to the right of first refusal set forth in this Section 4 and shall require compliance by the Transferring Holder with the procedures described in this Section 4.

4.6                                    Exclusions. The right of first refusal granted under this Section 4 shall not apply to any Permitted Transfer (excluding clause (vii) of the definition of Permitted Transfers).

4.7                                    Termination. This Section 4 shall terminate upon the consummation of a Qualified Public Offering.

Section 5. Tag-Along Rights.

5.1                                    Tag-Along Right. Subject to Section 2 and to the extent the Company, the Genstar Parties and the other Stockholders do not exercise their respective rights of refusal under Section 4, then any Stockholder (excluding the Transferring Holder) may elect to participate (each, a “Participant”) in any contemplated Transfer by delivering irrevocable written notice to the Transferring Holder within thirty (30) days after receipt of the Transfer Notice electing to participate in such Transfer pursuant to this Section 5. Such notice shall set forth, subject to Section 5.3, the amount of Capital Stock that such Participant desires to sell in the contemplated Transfer.

5.2                                    Extent of Right to Participate. Each Participant is entitled to participate in such Transfer to the following extent:

(i)                                 Each Participant (in his, her or its capacity as a holder of Capital Stock) shall have the right to receive the same terms and conditions and the same price per share with respect to the Capital Stock being Transferred as are being received by the Transferring Holder.

(ii)                              With respect to each Participant, such Participant may include in such Transfer an amount of Capital Stock that would entitle the Participant to receive for such Capital Stock up to such Participant’s Pro Rata Portion of the total consideration proposed to be paid for such class, series or type of Capital Stock set forth in the Transfer Notice, and the amount of Capital Stock otherwise being Transferred by the Transferring Holder shall be correspondingly reduced. If a Genstar Party is the Transferring Holder, the Transfer Notice shall be deemed to set forth the sum of all Capital Stock then held by each Genstar Party multiplied by a fraction whose numerator is the amount of Capital Stock being Transferred by the Genstar Party, and whose denominator is the amount of all Capital Stock held by the Genstar Parties then issued and outstanding.

(iii)                               For purposes of this Section 5, “Pro Rata Portion” shall mean, with respect to each Participant, the product of (i) the Offered Shares multiplied by (ii) the fraction whose numerator is the total amount of Capital Stock held by such Participant, and whose denominator is the total amount of Capital Stock then issued and outstanding.

5.3                                Type of Interests. The Transferring Holder shall use commercially reasonable efforts to obtain the agreement of the prospective transferee(s) set forth in the Transfer Notice to the participation of the Participants in any contemplated Transfer. In the event a prospective transferee is unwilling to purchase Capital Stock directly from such Participant, the Transferring Holder will purchase such Capital Stock simultaneously with the closing of the sale of the Offered Shares by the Transferring Holder.

5.4                                Terms of Tag-Along. The Transferring Holder and each Participant shall bear, and shall not be required to bear more than, his, her or its proportional share (based upon the consideration to be received for its Capital Stock to be Transferred) of the costs of such Transfer to the extent such costs are incurred for the collective benefit of the Transferring Holder and all Participants and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Transferring Holder or a Participant on its own behalf will not be considered costs of the Transfer and shall be borne entirely by such Persons. Costs incurred by the Company shall be borne by the Company except as otherwise agreed by the Company and the applicable Stockholders. The Transferring Holder and each Participant shall be obligated to join on a proportional share basis (based on the consideration to be received for its Capital Stock to be Transferred) in any indemnification or other obligations that are part of the terms and conditions of such Transfer (other than any such obligations that relate specifically to the Transferring Holder or a Participant, such as indemnification with respect to representations and warranties given by the Transferring Holder or a Participant regarding such Person’s title to and ownership of Capital Stock, organization, authority and enforceability). Notwithstanding the foregoing, neither the Transferring Holder nor any Participant shall be obligated in connection with such Transfer to agree (a) to indemnify or hold harmless the transferees in an amount in excess of the net proceeds paid or payable to the Transferring Holder or such Participant in connection with such Transfer or (b) to be subject to any non-competition or other provision that restrict such Stockholder’s ability to invest in any Person.

5.5                                Failure to Exercise Tag-Along Right; Additional Transfers. If the Transferring Holder shall not have completed the Transfer of the Capital Stock covered by the Transfer Notice within one-hundred eighty (180) days following delivery to the Company of such Transfer Notice, then after such one-hundred eighty (180) day period, any proposed Transfer of such Capital Stock by the Transferring Holder shall again be subject to the tag-along rights set forth in this Section 5 and shall require compliance by the Transferring Holder with the procedures described in this Section 5.

5.6                                Exclusions. The tag-along rights granted under this Section 5 shall not apply to (i) any Permitted Transfer (excluding clause (viii) of the definition of Permitted

Transfers) and (ii) any transfer of Capital Stock by any Genstar Party, up to an aggregate of $5,000,000 based on the issuance price thereof pursuant to the Genstar Subscription Agreement, that is completed within ninety (90) days of the date hereof by any Genstar Party to members of such Genstar Party’s strategic advisory committee or to the chief executive officers of such Genstar Party’s portfolio companies.

5.7                                  Termination. This Section 5 shall terminate upon the consummation of a Qualified Public Offering.

Section 6. Preemptive Rights

6.1                                  Grant of Right. Subject to the terms and conditions contained in this Section 6, the Company hereby grants to each Stockholder the right to purchase such Stockholder’s Pro Rata Portion of any New Securities that the Company or any Subsidiary of the Company may, from time to time, propose to sell and issue.

6.2                                  Issuance of New Securities. In the event the Company or any Subsidiary of the Company proposes to undertake an issuance of New Securities (as defined in Section 6.5), the Company shall give each Stockholder written notice of the intention of the Company or such Subsidiary (“New Issuance Notice”), describing the type of New Securities and the price and terms upon which the Company or such Subsidiary proposes to issue the same. Each Stockholder shall have twenty-five (25) days from the date of receipt of any such New Issuance Notice to agree to purchase up to such Stockholder’s Pro Rata Portion of such New Securities for the price and upon the terms specified in the New Issuance Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If any Stockholder does not elect to purchase all of its Pro Rata Portion of such New Securities, the remaining Stockholders who have elected to purchase at least their Pro Rata Portion of such New Securities (each, a “Fully Electing Stockholder”) shall have an additional five (5) days in which to notify the Company that they additionally elect to purchase up to their Pro Rata Portion of the New Securities (or such other number as the Fully Electing Stockholders may mutually agree upon) not elected to be purchased by the remaining Stockholders.

6.3                                  Exercise of Right. If any Stockholder exercises its preemptive rights pursuant to Section 6.2, the closing of the purchase of the New Securities elected to be purchased by such Stockholder shall take place within sixty (60) days after the Stockholder gives notice of such exercise, which period of time shall be extended in order to comply with applicable laws and regulations. Upon exercise of such preemptive rights, the Company or a Subsidiary of the Company, as the case may be, and such Stockholder shall be legally obligated to consummate the purchase contemplated thereby and shall use all commercially reasonable efforts to secure any approvals required in connection therewith.

6.4                                  Right Not Exercised. In the event a Stockholder fails to exercise its preemptive rights pursuant to Section 6.2 within such twenty-five (25) day period, the Company or a Subsidiary of the Coihpany, as the case may be, shall have sixty (60) days thereafter to consummate the sale of such New Securities not elected to be purchased by the Stockholders at the price and upon terms no more favorable to the purchasers of such New Securities than specified in the New Issuance Notice. In the event the Company or such

Subsidiary has not sold the New Securities within such sixty (60) day period, the Company or such Subsidiary shall not thereafter issue or sell any New Securities without first again complying with this Section 6.

6.5                                   New Securities. “New Securities” means any Capital Stock or other equity securities of the Company or any Subsidiary of the Company, and any Warrants or other rights which are convertible into shares of, or exercisable or exchangeable for, such Capital Stock or other equity securities of the Company or any Subsidiary of the Company, but shall not include: (i) any issuance upon conversion or exercise of any Warrants (provided that the original issuance of such Warrants shall be subject to this Section 6), (ii) any securities issued as part of a split, dividend, distribution or recapitalization in which all similarly situated Stockholders or stockholders of any Subsidiary of the Company are treated in a similar manner, (iii) any securities issued or to be issued by the Company or any Subsidiary of the Company in any Public Offering, (iv) any securities or Warrants issued or to be issued to the Board members, managers, directors, officers, employees, consultants or advisors of the Company or any Subsidiary of the Company pursuant to a benefit plan or similar arrangement or as a compensatory benefit or other inducement to hire a Board member, manager, director, officer, employee, consultant or advisor of the Company or any Subsidiary of the Company, including pursuant to the Stock Option Plan, provided that such issuances are approved by the Board, (v) securities issued to customers, suppliers or lenders of the Company or any Subsidiary of the Company who are not Affiliates of the Company as an inducement to enter into a bona fide business transaction, provided that such issuances are approved by the Board and (vi) securities issued as consideration in connection with mergers, acquisitions of securities or assets by the Company or any of its Subsidiaries or other business combination transactions involving the Company or its Subsidiaries, provided that such issuances are approved by the Board.

6.6                                   Pro Rata Portion. As used in this Section 6, the term “Pro Rata Portion” shall mean, with respect to each Stockholder, the product of (i) the New Securities multiplied by (ii) the fraction whose numerator is the total amount of Capital Stock then held by such Stockholder, and whose denominator is the total amount of Capital Stock then issued and outstanding.

6.7                                   Termination. This Section 6 shall terminate upon the consummation of a Qualified Public Offering.

Section 7. Covenants of the Company.

7.1                                   Financial Reports. The Company shall deliver the following reports to each Significant Stockholder:

(i)                                      As soon as practical and in any event within forty-five (45) days after the end of each month (including the last month of the fiscal year of the Company), a consolidated balance sheet of the Company and its Subsidiaries (only those Subsidiaries whose account would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date) at the end of such month and the related consolidated statements of operations and, at the end of each fiscal quarter only, cash flows for such month, and for the portion of the fiscal year ended at the end of such fiscal quarter, prepared in accordance with generally accepted accounting principles, consistently applied, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(ii)                                  As soon as practical and in any event within (a) one hundred twenty (120) days after the end of the fiscal year ending December 31, 2006 and (b) ninety (90) days after the end of each fiscal year of the Company thereafter, the audited consolidated balance sheets of Company and the Subsidiaries of the Company as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and the Subsidiaries of the Company for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles, consistently applied, and including any applicable report of auditors; and

(iii)                               No later than 45 days after the first day of each fiscal year of the Company, a budget in form customarily prepared by the Company (including budgeted statements of income, sources and uses of cash and balance sheets) prepared by the Company for each month of such fiscal year prepared in detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a financial officer of the Company to the effect that the budget of the Company is a reasonable estimate for the period covered thereby.

7.2                                                                                Additional Information; Board Observer Rights.

(i)                                 The Company agrees to permit any authorized representatives designated by any Significant Stockholder at its expense to visit and inspect any of the properties of the Company and the Subsidiaries of the Company and to inspect, copy and take extracts from its and their books and records, including its and their financial and accounting records and other data (including properties), and to consult and discuss with its and their officers regarding its and their affairs, finances, accounts and significant business issues, including operating plans, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

(ii)                              The Company agrees to permit one person who is designated by a Significant Stockholder to attend all meetings of the Company’s Board and the board of directors of each of the Company’s Subsidiaries (each, a “Subsidiary  Board”) (and any meetings of any committee of the Board or any Subsidiary Board) and participate in discussions, if desired, in a non-voting observer capacity, and the Company shall send to such person copies of all materials sent by the Company or any such Subsidiary to the Board or any Subsidiary Board, including copies of all proposed written consents and other actions proposed to be taken by the Board or such Subsidiary Board, in each case, at such time as such materials are provided to the members of the Board or any Subsidiary Board, as applicable; provided that the Company shall have the right to exclude such person from executive sessions or from participating in portions of meetings or receiving materials where such participation or receipt would be a violation of applicable law, it being understood that the Company shall enter into confidentiality agreements with such observer if requested by such observer and if such confidentiality agreement would cure any such violation; and provided further that such representative agrees to confidentiality provisions reasonably acceptable to the Company.

(iii)                                         During any period of time in which there is no Genstar Significant Stockholder, but in which a Genstar Party continues to own shares of Capital Stock, (A) the Company shall send to a Person designated by each such Genstar Party copies of all materials sent by the Company or any such Subsidiary to the Board or any Subsidiary Board, including copies of all proposed written consents and other actions proposed to be taken by the Board or such Subsidiary Board, in each case, at such time as such materials are provided to the members of the Board or any Subsidiary Board, as applicable, (B) each such Genstar Party shall have the right to designate and send a representative to attend all meetings of the Board or any Subsidiary Board (and any meetings of any committee of the Board or any Subsidiary Board), and participate in discussions, if desired, in a non-voting observer capacity, provided that the Company or any such Subsidiary shall have the right to exclude such Person from executive sessions or from participating in portions of meetings or receiving materials where such participation or receipt would be a violation of applicable law, it being understood that the Company shall enter into confidentiality agreements with such observer if requested by such observer and if such confidentiality agreement would cure any such violation; and provided further that such representative agrees to confidentiality provisions reasonably acceptable to the Company, and (C) the Company agrees to permit any authorized representatives designated by each such Genstar Party to meet with, consult and discuss with senior management of the Company and its Subsidiaries regarding the affairs, finances, accounts and significant business issues, including operating plans, of the Company and its Subsidiaries all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

7.3                                    Confidentiality. All information disclosed by the Company to any Stockholder (or to a Genstar Designee or a designee pursuant to clauses (ii) or (iii) of Section 7.2) pursuant to Sections 7.1 and 7.2 or otherwise shall be confidential information of the Company (other than information which is publicly available not pursuant to a breach of this Section 7.3) and, unless as otherwise provided in this Agreement or consented by the Board in writing in advance, shall not be used by the recipients thereof for any purpose other than to monitor and manage their equity interests in the Company (or in the case of a Genstar Designee to fulfill his or her duties as a director), and shall not be disclosed to any third party other than (i) employees, accountants and attorneys of such recipient to the extent that they are bound by similarly restrictive confidentiality obligations with respect to such information or (ii) as otherwise permitted pursuant to any other written agreement by and between the Company and the recipient of such confidential information. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, regulations, subpoena, civil investigative demand or other process or compulsion, provided that: (x) prior to disclosing such confidential information, a party shall notify the Company thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed; and (y) such party shall, if requested by the Company and at the sole cost and expense of the Company, provide reasonable cooperation with the Company to protect the continued confidentiality thereof. The provisions of this Section 7.3

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shall survive for a period of three (3) years following, as applicable: (i) a Party ceasing to be a Party to this Agreement for any reason, (ii) a designee of the Genstar Parties or a Genstar Designee ceasing to be a director or observer, and (iii) the dissolution and/or termination of the Company.

Section 8. Registration Rights.

8.1                                                                                Demand registration.

(i)                                 Right to Demand. On the terms and subject to the provisions of this Section 8, including the limitations set forth in Section 8.1(v), at any time and from time to time commencing after the date hereof, the Genstar Parties holding a majority of the Registrable Securities then held by all Genstar Parties (each Genstar Party who makes such a request, a “Requesting Party”), subject to the limitations set forth below, may make a written request to the Company for registration under and in accordance with the Securities Act (which request may require that such registration be underwritten) of all or part of the Registrable Securities held by the Requesting Party (a “Demand Registration”), provided that the value of the Registrable Securities subject to such Requesting Party’s Demand Registration have an aggregate value of not less than $10,000,000. Promptly upon receipt of any such request (but in no event more than ten (10) business days thereafter), the Company will deliver written notice (the “Demand Notice”) of such registration request to all other Holders, and, subject to the terms of this Agreement, the Company will include in such Demand Registration all Registrable Securities of any Holder with respect to which the Company has received written requests for inclusion therein within ten (10) business days after the Demand Notice has been given to the applicable Holder. All requests or responses to Demand Notices made pursuant to this Section 8.1 will specify the aggregate amount of Registrable Securities to be registered and will also specify the intended methods of disposition thereof.

(ii)                              Company’s Right to Defer Registration. If the Company is requested to effect a Demand Registration and the Company furnishes to the Requesting Party a certified copy of a resolution of the Board stating that in the good faith determination of the Board such Demand Registration would materially interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of the Subsidiaries of the Company or would require premature disclosure thereof, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request for such registration from the Requesting Party; provided that, in such event, the Company may postpone a Demand Registration pursuant hereto only once in any 365-day period. If the Company shall so postpone the filing of a Demand Registration and if the Requesting Party within thirty (30) days after receipt of the notice of postponement advises the Company in writing that the Requesting Party has determined to withdraw such request for registration, then such Demand Registration shall be deemed to be withdrawn and such request shall be deemed not to have been exercised.

(iii)                               Registration Statement Form. Registrations under this Section 8.1 shall be on such appropriate registration form of the SEC (a) as shall be selected by the Company and as shall be reasonably acceptable to the Requesting Party and (b) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the Requesting Party’s request for such registration.

(iv)                              Expenses. The Company will pay all Registration Expenses in connection with each Demand Registration of Registrable Securities pursuant to this Section 8.1.

(v)                                 Effective Registration Statement. The Company shall be deemed to have effected a Demand Registration if (a) the Registration Statement relating to such Demand Registration is declared effective by the SEC; provided, however, that no Demand Registration shall be deemed to have been effected if (x) such registration, after it has become effective, is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court by reason of an act or omission by the Company or (y) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied because of an act or omission by the Company or (b) at any time after the Requesting Party requests a Demand Registration and prior to the effectiveness of the Registration Statement, the preparation of such Registration Statement is discontinued or such Registration Statement is withdrawn or abandoned at the request of the Requesting Party, unless the Requesting Party has paid to the Company in full the Registration Expenses in connection with such Registration Statement.

(vi)                              Limitations. The Company shall not be obligated to effect more than an aggregate of six (6) Demand Registrations pursuant to Section 8.1 and Section 8.2 on behalf of the Genstar Parties.

8.2                                 Form S-3 Registration Statement. On the terms and subject to the conditions of this Section 8, including the limitations set forth in Section 8.1(v), in case the Company shall receive from a Requesting Party a written request or requests that the Company effect a registration on Form S-3 or any successor form and any related qualification or compliance with respect to all or a part of the Registrable Securities held by such Requesting Party, then the Company will:

(i)                                     promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)                                  as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Requesting Party’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten (10) business days after receipt of such written notice from the Company; provided, however, that (x) the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 8.2 if Form S-3 or any successor form to such form is not available for such offering or (y) the Company shall furnish to each Requesting Party no later than twenty (20) business days after such request a certified copy of a resolution of the Board stating its good faith determination that such Registration Statement would materially interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its Subsidiaries or would require premature disclosure thereof, in which event the Company shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Requesting Party under this Section 8.2, provided that the Company may not postpone a registration more than once in any 365-day period.

(iii)                               The Company will pay all Registration Expenses in connection with a registration under this Section 8.2.

8.3                               Piggyback Registrations:

(i)                                     Participation. On the terms and subject to the conditions of this Section 8, if at any time after the date hereof the Company files a Registration Statement (other than (x) a registration on Form S-4 or S-8 or any successor form to such Forms, (y) any registration of securities as it relates to an offering and sale by the Company or by employees of the Company pursuant to any employee stock plan or other employee benefit plan arrangement or (z) a registration that is the Company’s initial Public Offering of securities and which registration was not a Demand Registration, so long as no Capital Stock of any Stockholder is included in such registration) with respect to an offering that includes any shares of Capital Stock of the Company, then the Company shall give prompt notice (the “Piggyback Notice”) to the Holders and the Holders shall be entitled to include in such Registration Statement Registrable Securities held by them (such inclusion, a “Piggyback Registration”). The Piggyback Notice shall, subject to Section 8.4(i), offer the Holders the opportunity to register such number of shares of Registrable Securities as each Holder may request and shall set forth (a) the anticipated filing date of such Registration Statement and (b) the number of shares of Capital Stock of the Company that is proposed to be included in such Registration Statement. Subject to Section 8.4(i), the Company shall include in such Registration Statement such shares of Registrable Securities for which it has received written requests to register such shares within ten (10) business days after the Piggyback Notice has been given.

(ii)                                  Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 8.3.

(iii)                               Company Control. Other than with respect to a Demand Registration, the Company may decline to file a Registration Statement to be prepared and filed by the Company after giving the Piggyback Notice, or withdraw such a Registration Statement after filing, but prior to the effectiveness of the Registration

Statement, provided that the Company shall promptly notify each Holder in writing of any such action and provided, further, that the Company shall bear all reasonable expenses incurred by such Holder or otherwise in connection with such withdrawn Registration Statement.

8.4                                                                                   Underwriters, priority, hold-back and certain other matters.

(i)                                                                                    Priority on Demand Registrations. Notwithstanding anything else herein to the contrary, if any Registrable Securities are included in any Registration pursuant to any of Sections 8.1, 8.2 or 8.3 and such registration involves an Underwritten Offering and the managing underwriter or underwriters of such proposed Underwritten Offering informs the Holders that the total or kind of securities which such Holders and any other Persons or entities intend to include in such offering would be reasonably likely to adversely affect such offering (including the price, timing or distribution of the securities in such offering), then the Company shall include in such registration:

(a)                             First, to the extent applicable, in a Registration initiated by the Company, all shares of Capital Stock of the Company included in such Registration for the account of the Company;

(b)                            Second, to the extent applicable, all Registrable Securities included in such Registration pursuant to Section 8.1, 8.2 or 8.3, pro rata among the Genstar Parties and the Additional Investors exercising such rights (based on the number of Registrable Securities requested to be registered by each of them pursuant to such Section 8.1, 8.2 and 8.3), and that, in the judgment of the managing underwriter or underwriters, can be sold without the adverse effect referred to above;

(c)                             Third, to the extent applicable, all Registrable Securities included in such Registration pursuant to Section 8.1, 8.2 or 8.3, pro rata among any Persons, other than the Genstar Parties and the Additional Investors, exercising such rights (based on the number of Registrable Securities requested to be registered by each of them pursuant to such Section 8.1, 8.2 and 8.3), and that, in the judgment of the managing underwriter or underwriters, can be sold without the adverse effect referred to above;

(d)                            Fourth, to the extent applicable, in a Registration other than one initiated by the Company, all shares of Capital Stock of the Company included in such Registration for the account of the Company and that, in the judgment of the managing underwriter or underwriters, can be sold without the adverse effect referred to above; and

(e)                                 Lastly, to the extent applicable, all other shares of Capital Stock of the Company included in such Registration at the request of any Person (on a pro rata basis among such Persons) other than the Company and Persons exercising Registration rights pursuant to Sections 8.1, 8.2 or 8.3, and that, in the judgment of the managing underwriter or underwriters, can be sold without the adverse effect referred to above.

Notwithstanding the foregoing, Registrable Securities beneficially held by executives of the Company may be excluded if, in the judgment of the managing underwriter or underwriters, including such shares would have the adverse effect referred to above.

(ii)                                  Selection of Underwriters. If any offering pursuant to a Demand Registration involves an Underwritten Offering, the Persons exercising Registration Rights pursuant to Sections 8.1, 8.2 or 8.3 who hold a majority of the Registrable Securities included in such Registration shall have the right to select the managing underwriter or underwriters to administer the offering, which managing underwriters shall be a firm of nationally recognized standing and reasonably satisfactory to the Company. In all other cases, the Company shall have the right to select the managing underwriter or underwriters to administer the offering, which managing underwriters shall be a firm of nationally recognized standing, and, if applicable, are reasonably satisfactory to the Requesting Parties.

(iii)                               Participation in Underwritten Registrations. No Person may participate in any Underwritten Registration hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. Nothing in this Section shall be construed to create any additional rights regarding the Registration of Registrable Securities otherwise than as set forth herein.

(iv)                              Holdback Agreement. Except with respect to Registrable Securities included in such registration pursuant to any of Sections 8.1, 8.2 and/or 8.3, in the event and to the extent requested by the managing underwriter of any Underwritten Offering, then if requested by the Company, each Holder agrees not to Transfer (including by way of any short sale or the sale or grant of any option to buy or sell) or otherwise dispose of any securities of the Company for one hundred eighty (180) days after the effectiveness of the Registration Statement pursuant to which such Public Offering shall be made (or such shorter period of time as may be specified by the managing underwriter or, as the case may be, the Company); provided, however that the foregoing restrictions shall not be applicable to any Permitted Transfer or any Transfer of Registrable Securities by a Stockholder who is a natural Person during such period to a member of such transferor’s Family Group, including pursuant to applicable laws of descent and distribution; provided, however that in each of the foregoing cases (x) the applicable transferee agrees to be bound by this Section 8.4(iv) (in addition to any other conditions applicable to such Transfer) and (y) in the case of an Underwritten Offering, such Transfer is acceptable to the managing underwriter. Notwithstanding the foregoing, the restrictions set forth in this Section 8.4(iv) shall only be applicable to a Holder to the same extent that the Genstar Parties are also subject to such restrictions.

(v)                                 Additional Parties. The Company may, with the consent of the Board, add additional Persons as Holders (if and to the extent they then hold securities, including Warrants and the like, of the Company that qualify as Registrable Securities) to this Agreement for purposes of Section 8, and the addition of such additional Holders shall not be deemed to be an amendment of this Agreement. Subject to the foregoing, the Company will not enter into any agreement with respect to its securities which is inconsistent with, or which is reasonably likely to impair, the rights granted to the Holders by this Agreement.

8.5                                   Registration Procedures.

(i)                                    In connection with the Company’s Registration obligations pursuant to Sections 8.1 and 8.2, the Company will use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as possible:

(a)                                  prepare and file with the SEC a Registration Statement or Registration Statements relating to the applicable Registration, including all exhibits and financial statements required by the SEC to be filed therewith, and use its best efforts to cause such Registration Statement to become effective; provided that the Company will furnish copies of any amendments or supplements in the form filed with respect to any Piggyback Registration, simultaneously with the filing of such amendments or supplements;

(b)                                 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than one hundred eighty (180) days (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as in the opinion of counsel for the underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

(c)                                 notify the selling Holders and the managing underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company (i) when the Registration Statement or any amendment thereto has been filed or becomes effective, the Prospectus or any amendment or supplement to the Prospectus has been filed, and to furnish such selling Holders and managing underwriters with copies thereof, (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary Prospectus or Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if at any time the representations and warranties of the Company contemplated by paragraph (m) below cease to be true and correct and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)                                 promptly notify the selling Holders and the managing underwriters, if any, at any time prior to the issuance of all Registrable Securities under the Prospectus, when the Company becomes aware of the happening of any event as a result of which the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) when such Prospectus was delivered not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Prospectus in order to comply with the Securities Act and, in either case as promptly as practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriters, if any, a supplement or amendment to such Prospectus which will correct such statement or omission or effect such compliance;

(e)                                  make every reasonable effort to obtain the withdrawal of any stop order or other order suspending the use of any preliminary Prospectus or Prospectus or suspending any qualification of the Registrable Securities;

(f)                                    if requested by the managing underwriter or underwriters or a Holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the Holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten (or best efforts underwritten) Offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(g)                                 furnish to each selling Holder and each managing underwriter, without charge, as many conformed copies as they may reasonably request, of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(h)                                    deliver to each selling Holder and the underwriters, if any, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto) and such other documents as such selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such

Holder;

(i)                                      on or prior to the date on which the Registration Statement is declared effective, use its best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or agent, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as any such seller, underwriter or agent reasonably requests in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(1)                                   cooperate with the selling Holders and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not required to bear any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities to the underwriters;

(k)                                   use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(1)                                   not later than the effective date of the applicable Registration, provide a CUSIP number for all Registrable Securities and provide the applicable trustee or transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(m)                               make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in primary underwritten public offerings;

(n)                                 enter into such customary agreements (including an underwriting agreement) and take all such other actions as the majority of the Holders of any Registrable Securities being sold or the managing underwriter or agent, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(o)                                  obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company, upon consummation of the sale of such Registrable Securities to the underwriters in customary form and in form, substance and scope reasonably satisfactory to such Holders, underwriters or agents and their counsel;

(p)                            obtain for delivery to the Company and the underwriter or agent, with copies to the Holders, a comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or the Holders of a majority of the Registrable Securities being sold reasonably request;

(q)                            cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

(r)                               make available for inspection by a representative of the Holders of a majority of the Registrable Securities, any underwriter participating in any disposition pursuant to such Registration, and any attorney or accountant retained by such Holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration; provided that any records, information or documents that are designated by the Company as confidential shall be kept confidential by such Persons unless disclosure of such records, information or documents is required by law;

(s)                             use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than eighteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)                               as promptly as practicable after filing with the SEC of any document which is incorporated by reference into the Registration Statement or the Prospectus, provide copies of such document to counsel for the selling Holders and to the managing underwriters, if any;

(u)                            provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement; and

(v)                              use its best efforts to list (if such Registrable Securities are not already listed) all Registrable Securities covered by such Registration Statement on The New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market.

(ii)                                   The Company may require each Holder of Registrable Securities as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of this Agreement.

(iii) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 8.5(i)(d), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 8.5(i)(d), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus, and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

8.6                             Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the SEC and the NASD (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of the NASD), (ii) all fees and expenses of compliance with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters or selling Holders in connection with blue sky qualifications of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or the majority of the Holders of the Registrable Securities being sold may designate), (iii) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance), (v) Securities Act liability insurance if the Company so desires or the underwriters so require, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (vii) all reasonable fees and disbursements of one (1) counsel selected by the Holders representing a majority of the Registrable Securities being registered to represent such Holders in connection with such registration, (viii) all fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, excluding underwriting discounts and commissions and transfer taxes, if any, and fees and disbursements of counsel to underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Registrable Securities under the securities or blue sky laws of any state) and (ix) fees and expenses of other Persons retained by the Company (all of the foregoing expenses, collectively, “Registration Expenses”) will be borne by the Company, regardless of whether the Registration Statement becomes effective. The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

8.7         Indemnification.

(i)            Indemnification by Company. The Company agrees to indemnify and hold harmless each Holder, its officers, directors, partners, members, employees and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus or other written materials of the Company prepared in connection with any related registration or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders, if requested.

(ii)           Indemnification by Selling Holder of Underlying Securities. In connection with each Registration, each selling Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and each selling Holder, severally and not jointly, agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, employees and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such selling Holder to the Company specifically for inclusion in such Registration Statement or Prospectus and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting such loss, claim, damage, liability or expense. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities included in such registration giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(iii)          Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (a) give prompt (but in any event within thirty (30) days after such Person has actual knowledge of the facts constituting the basis for indemnification) written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure; provided, further, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (x) the indemnifying party has agreed in writing to pay such fees or expenses, (y) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person or (z) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed), provided that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. No indemnified party will be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Whenever the indemnified party or the indemnifying party receives a firm offer to settle a claim for which indemnification is sought hereunder, it shall promptly notify the other of such offer. If the indemnifying party refuses to accept such offer within twenty (20) business days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the indemnifying party’s indemnity contained herein, the indemnified party shall be indemnified pursuant to the terms hereof. If the indemnifying party notifies the indemnified party in writing that the indemnifying party desires to accept such offer, but the indemnified party refuses to accept such offer within twenty (20) business days after receipt of such notice, the indemnified party may continue to contest such claim and, in such event, the total maximum liability of the indemnifying party to indemnify or otherwise reimburse the indemnified party hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the indemnifying party desires to accept such offer, provided that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies or to any settlement imposing any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim in any one jurisdiction, unless in the written opinion of counsel to the indemnified party, reasonably satisfactory to the indemnifying party, use of one counsel would be expected to give rise to a conflict of interest between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of one such additional counsel.

(iv)         Contribution. If for any reason the indemnification provided for in the preceding Sections 8.7(i) and 8.7(ii) is unavailable to an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that no selling Holder shall be required to contribute in an amount greater than the dollar amount of the net proceeds received by such selling Holder upon the sale of the Registrable Securities included in such registration giving rise to such indemnification obligation, less the amount of any payments made by such selling Holder in respect of any of their indemnification obligations hereunder. No Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.8         Rule 144. Following the Company’s initial Public Offering and for so long as the Company is subject to the reporting requirements under the Exchange Act, the Company covenants that it will: (i) file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, (ii) take such further action as any Holder may reasonably request in writing to the extent required from time to time to enable the sale of Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144 (or any similar rule or rules then in effect) of the Securities Act and (iii) upon the reasonable written request of any Holder, deliver to such Holder all information regarding the Company required to be delivered in connection with Rule 144 (or any similar rule or rules then in effect) of the Securities Act.

8.9         Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 8 may be assigned only in connection with a Transfer of Capital Stock in accordance with this Agreement. Any transferee to whom rights under this Section 8 are assigned shall, as a condition to such Transfer, deliver to the Company an executed counterpart of this Agreement pursuant to which such transferee confirms its obligations pursuant to this Agreement, and makes the covenants of the transferor as set forth herein.

Section 9. Management of the Company; Board of Directors; Approval Rights.

9.1         Board of Directors.

(i)            From and after the date hereof and until the provisions of this Section 9 cease to be effective pursuant to Section 9.1(vi) below, each Stockholder shall vote all of his, her or its Capital Stock which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his or her control (whether in his, her or its capacity as a Stockholder, director, or officer of the Company or otherwise, and including, without limitation, attendance at meetings in Person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings):

(a)          for so long as the Management Services Agreement, dated as of March 1, 2005, by and among USCC Florida Acquisition Corp., FROG OnCure Southside, LLC, OnCure Medical Corp. and Integrated Community Oncology Network, LLC remains in full force and effect, to elect to the Board one individual designated by FROG (such individual, the “FROG Designee”), which FROG Designee shall be Shyam B. Paryani until such time as his death or permanent disability;

(b)         subject to the provisions of clause (a) above, to elect to the Board any individual designated by Genstar IV (each such designated individual, a “Genstar Designee”), which Genstar Designees shall initially be Robert J. Weltman, James Nadauld, Richard N. Zehner and Jeffrey A. Goffman, in each case until such time as there ceases to be a Genstar Significant Stockholder;

(c)          to remove from the Board (with or without cause) any Genstar Designee upon the written request by the Genstar Party which designated such Genstar Designee;

(d)         subject to the provisions of clause (a) above, to designate, for a period commencing on the date hereof and terminating on December 31, 2007, Shyam B. Paryani as the Chairman of the Board; and

(e)           to increase or decrease the number of authorized members of the Board to a number designated by Genstar IV.

(ii)           In the event that any Genstar Designee ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by the Genstar Significant Stockholders holding a majority of the shares of Capital Stock then held by all Genstar Significant Stockholders. Subject to the provisions of clause (i)(a) above, in the event that Shyam B. Paryani ceases to serve as a member of the Board as a result of his death or permanent disability, the resulting vacancy on the Board shall be filled by FROG.

(iii)          If the Genstar Parties fail to designate an individual to fill a directorship pursuant to the terms of this Section 9, the individual previously holding such directorship shall be elected to such position, or if such individual fails or declines to serve, the directorship shall be vacant until filled in accordance with this Section 9.

(iv)          The Board shall establish a compensation committee and an audit committee.

(v)           Except as provided in Sections 9.3, and except as otherwise provided in the Certificate or the Company’s bylaws or as required by applicable law, all actions taken by the Board shall be taken by the affirmative vote of a majority of the Board members eligible to vote thereon.

(vi)          Each Stockholder (a) acknowledges that any determination to redeem the Preferred Stock outstanding on the date hereof shall be made by Genstar IV and (b) agrees to vote all of his, her or its Capital Stock which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and to take all other necessary or desirable action within his, her or its control (whether in his, her or its capacity as a Stockholder, director or officer of the Company or otherwise) in connection with the redemption of the Preferred Stock as shall be requested by Genstar IV, subject to compliance with the Company’s and its subsidiaries’ agreements with lenders.

(vii)         The provisions set forth in this Section 9 shall remain in effect until the consummation of a Qualified Public Offering.

9.2           Fees and Expenses. Upon the presentation of appropriate documentation, the Company shall reimburse each director for all reasonable out-of-pocket costs and expenses incurred by such director in attending Board of Directors meetings, including each Genstar Designee. The Company shall use reasonable best efforts to enable directors and observers to participate telephonically in all meetings of the Board and any Subsidiary Board and any meetings of any committee of the Board or any Subsidiary Board.

9.3           Special Approval Rights of the Genstar Significant Stockholders. During such time as there is a Genstar Designee and the Genstar Designees do not constitute a majority of the Board, the Company shall not take any of the following actions without the approval of at least one Genstar Designee:

(i)           any redemption or repurchase by the Company (x) of Capital Stock (other than Preferred Stock) other than on a pro-rata basis or (y) of Preferred Stock;

(ii)           any amendment to the Investor Subscription Agreement that adversely affects the Company or otherwise results in the payment by the Company of additional amounts (other than pursuant to the Company’s indemnification obligations thereunder);

(iii)          any amendment to the Certificate, the Company’s bylaws or this Agreement that adversely and disproportionately affects the Genstar Parties; and

(iv)          the nomination of any director.

Section 10. Representations and Warranties.

10.1         By the Stockholders. Each Stockholder individually (but not on behalf of any other Stockholder) represents and warrants that: such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly authorized, executed and delivered by each Stockholder and this Agreement is the legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with the terms hereof and thereof, subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or distribution laws and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; and (ii) the effect of (a) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and (b) the discretion of any court in which an action is brought.

10.2 By the Company. The Company represents and warrants to each Stockholder that: the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware; the Company has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it; the Company has or prior to the Closing will have taken all corporate action required to authorize the execution and delivery of this Agreement; and this Agreement has been duly authorized, executed and delivered by the Company and this Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or distribution laws and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; and (ii) the effect of (a) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and (b) the discretion of any court in which an action is brought.

10.3 By FROG. FROG represents and warrants to the Company and each Stockholder that: FROG is duly organized, validly existing and in good standing under the laws of the State of Florida; FROG has full power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it; FROG has or prior to the Closing will have taken all action required to authorize the execution and delivery of this Agreement; and this Agreement has been duly authorized, executed and delivered by FROG and this Agreement is a legal, valid and binding obligation of FROG, enforceable against it in accordance with its respective terms, subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or distribution laws and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; and (ii) the effect of (a) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and (b) the discretion of any court in which an action is brought.

Section 11. Miscellaneous.

11.1 Dividends, Splits, Other Recapitalizations, Etc. The provisions of this Agreement shall apply to the Capital Stock and any and all other equity interests evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of any Capital Stock, by reason of any dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

11.2 No Assignments; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party except in accordance with the terms hereof. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. No transferee (including Permitted Transferees) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a counterpart signature page to this Agreement and a written, valid and binding agreement to be bound by the terms of this Agreement.

11.3 -Amendments. Subject to Section 9.3, any and all amendments may be made to this Agreement from time to time by the Board, without the consent of any other Stockholder, including, but not limited to amendments: (i) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein; (ii) to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement; (iii) to delete or add any provision of this Agreement required to be so deleted or added by any federal or state official, which addition or deletion is deemed by such official to be for the benefit or protection of all of the Stockholders; and (iv) in connection with the issuance of Capital Stock to any additional Stockholder, including to reflect the admission as Stockholders to this Agreement; provided that, no provision of this Agreement specifically granting a right to a Stockholder but not to all other Stockholders may be amended, modified or waived without the approval of such affected Stockholders, and, this Agreement may not be amended in a manner which adversely and disproportionately affects the interests of any Stockholder without the consent of the affected Stockholders holding a majority of the Capital Stock held by all affected Stockholders; and provided further that, (i) without the prior written consent of CDPQ, no amendment or modification of this Agreement shall (x) obligate CDPQ to provide guarantees, financial assistance or further investment in the Company or any Subsidiary of the Company, (y) provide for the conversion of the Company into a limited liability company, or (z) amend or modify the rights or obligations specifically granted to CDPQ but not to other Stockholders, (ii) without the prior written consent of Ares, no amendment or modification of this Agreement shall (x) obligate Ares to provide guarantees, financial assistance or further investment in the Company or any Subsidiary of the Company, (y) provide for the conversion of the Company into a limited liability company, or (z) amend or modify the rights or obligations specifically granted to Ares but not to other Stockholders, and (iii) without the prior written consent of FROG, no amendment or modification of this Agreement shall modify the rights or obligations specifically granted to FROG.

11.4 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed or sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth below, or to such other address as the Company may from time to time specify by notice to the Stockholders; if to a Stockholder, to such Stockholder at the address set forth below or to such other address as such Stockholder may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon confirmed receipt, if sent by facsimile or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed. Subject to the foregoing, notice shall be sent:

If to any Genstar Party or the Company, addressed to:

Genstar Capital, L.L.C.

Four Embarcadero Center, Suite 1900

San Francisco, CA 94111

Attention: Robert J. Weltman

Telecopy: (415) 834-2383

With a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Scott R. Haber and William C. Davisson

Telecopy: (415) 395-8095

If to an Additional Investor, to the address listed below such Additional Investor’s name on the attached Schedule A.

If to FROG, to the address listed below FROG’s name on the attached signature page.

11.5 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of choice of law or conflicts of law.

11.6 Dispute Resolution; Venue. The parties hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware, (ii) consent to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Chancery Court of the

State of Delaware and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Chancery Court of the State of Delaware has been brought in an improper or otherwise inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER

11.7 Remedies. The Company and each Stockholder acknowledges that if any disputes arise out of or relate to a breach of this Agreement by the Company or any Stockholder, the other Parties hereto (i) would be irreparably and immediately harmed by such breach, (ii) could not be made whole by monetary damages and (iii) shall be entitled to temporary and permanent injunctions (or their functional equivalents) to prevent any such breach and/or to compel specific performance with this Agreement, in addition to all other remedies to which such Parties may be entitled at law or in equity (in each case, without posting a bond or other security).

11.8 Cumulative Remedies. All rights and remedies of each Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.9 Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.10 Interpretation. All references herein to Sections and Schedules shall be deemed to be references to Sections and Schedules to this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “date hereof’ shall refer to the date set forth on the cover page of this Agreement. All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

11.11 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any creditor of any Stockholder. Except as expressly contemplated by Section 8.9, this Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.

11.12 Independent Legal Advice. Each of the Stockholders acknowledge that the Company has recommended to each of them that they obtain individual, independent legal advice concerning the terms of this Agreement and the advisability of entering into this Agreement prior to executing it.

11.13 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by telecopy transmission.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Investor Rights Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

ONCURE HOLDINGS, INC.
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

GENSTAR CAPITAL PARTNERS IV, L.P.

By:	Genstar Capital IV, L.P.,
its General Partner

By:

Title: Managing Director

STARGEN IV, L.P.

	By:	Genstar Capital IV, L.P.,
its General Partner

By:
Name:
Title: Managing Director

ONCURE HOLDINGS, INC.
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

By:
Name:	Luc Houle
Tide:	Senior Vice-President

ONCURE HOLDINGS, INC.
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

AMES CAPITAL CORPO. 014

By:

JEFFREY A. GOFF AN

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

ONCURE HOLDINGS, INC.
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

RICHARD N. ZEHNER

Address:

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

RICHARD A. BAKER

/s/ Richard A. Baker
Address:

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

SHYAM 9. PARYANI

Address:

WILLIAM L. PE II;

Address: •

ONCURE HOLDINGS, INC.
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

LARRY ATKINS
Address’

ONCURE HOLDINGS, INC,
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

JOHN W. SALISBURY, JR.

THOMAS C. HUNT

771 Wat Ferry Street
Buffalo. New York 14222

324 North Drexel Avenue
Bexley, Ohio 43209

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

GARY FILLER

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

R. MICH aL		KASCHKE

Car Zeiss S Postfach 1380
73447 Oberkochen, Germany

ONCURE HOLDINGS, INC.
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

DWIGHT INVESTMENTS, L.P.

1313 West Dry Creek Road
Healdsburg, California 95448

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

FRANK BAUCHIERO

201 Waubesa Street, Box 3515
Madison, Wisconsin 53704

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

ALAN H. PORTER

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

FLORIDA RADIATION ONCOLOGY GROUT

DAVID C. CHERNOW

Address: do JA Worldwide
Headquarters One Education Way
Colorado Springs, CO 80906

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

MICHAEL V. PINO

Address: 11 Marciana Street
Newport Coast, CA 92657

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

TIFFANY R. PINO

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

RICHARD WOOLSLAYER
	Address:	5819 Salisbury Lane
San Luis Obispo, CA 93401

ONCURE HOLDINGS, INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

VINCENT S. PINO

/s/ Vincent S. Pino
Address: 11 Marciana Street
Newport Coast, CA 92657

OnCure Holdings, Inc.

Signature Page to Investor Rights Agreement

WALTER L. CHOATE FAMILY TRUST
LEWIS DUANE CHOATE, TRUSTEE

Address: 202 S. Cochran’s Green Cicle
The Woodlands, TX 77381

OnCure Holdings, Inc.

Signature Page to Investor Rights Agreement

LEWIS DUANE CHOATE

•

Address: 202 S.
Cochran’s Green Circle The Woodlands,
TX 77381

BETSY A. CHOATE

Address: 02 S. Cochran’s Green Circle
The Woodlands, TX 77381

OnCure Holdings, Inc.

Signature Page to Investor Rights Agreement

STANLEY M. MARKS, M.D.

/s/ Stanley M. Marks
Address: 65 5 Beacon Street
Pittsburgh, PA 15217

OnCure Holdings, Inc.

Signature Page to Investor Rights Agreement

JON THAN R. STELLA, M.D.

ddress: 1150 St. Mary’s
Cayucos, CA 93430

OnCure Holdings, Inc.
Signature Page to Investor Rights Agreement

Jonathan R. Stella, M.D.